Exhibit 10.99

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, effective as of April 1, 2000, is entered into by and between Robert J. Marino (hereinafter referred to as the “Employee”) and Telos Corporation, a Maryland corporation.

WITNESSETH

WHEREAS, the Company wishes to employ the Employee as Executive Vice President, Sales and Marketing, and the Employee wishes to serve the Company in such capacity.

NOW, THEREFORE, in consideration of the conditions and covenants set forth hereinafter, it is agreed as follows:

1.	Definitions

(a)	“Effective Date” shall mean April 1, 2000.

(b)	“Employment” shall mean the employment of the Employee by the Company during the Employment Period pursuant to the terms and conditions described herein.

(c)	“Employment Period” shall mean the period during which the Employment is in effect, determined pursuant to Section 6.

(d)	“For Cause” shall mean to knowingly commit an act in bad faith that directly results in a substantial operating detriment to the Company.

(e)	“Good Reason” shall mean (i) the failure of the Company to pay the Employee any portion of his salary, including bonuses within 60 days after any such salary or bonus is due and owing or (ii) any meaningful diminution in scope of responsibility or authority, or any reduction of salary or compensation, or those circumstances as described in Section 6 (b)(v).

2.	Employment, Duties and Agreements

(a)	The Company hereby agrees to employ the Employee as Executive Vice President, Sales and Marketing, and the Employee hereby accepts such employment and agrees to serve the Company in such capacity during the Employment Period. The Employee’s duties and responsibilities shall be such duties and responsibilities as the President and Chief Executive Officer may reasonably determine from time to time and as are consistent with his job title and his current duties, responsibilities and authority. The Employee’s principal work location shall be in Ashburn, Virginia, but the Employee may be required to travel consistent with the requirements of his position, as Employee deems appropriate. In rendering the Employment, the Employee shall be subject to, and shall act in accordance with all reasonable instructions and directions of the President and Chief Executive Officer.

2000 Employment Agreement

Robert J. Marino

(b)	During the Employment Period, the Employee shall devote all time, as he reasonably deems necessary to fulfill his duties and responsibilities as specified above. Employee shall faithfully and diligently endeavor to promote the business and best interests of the Company, and shall make available to the Company all knowledge possessed by him relating to any aspect of his duties and responsibilities hereunder.

(c)	Except as specifically provided herein, during the Employment Period the Employee may not, without the prior written consent of the Company, operate, participate in the management, operations or control of, or act as an employee, officer, director, trustee, consultant, principal, partner, shareholder, agent or representative of any type of business or service that competes with the Company provided, however, that if the conditions set forth in the next sentence are satisfied, the Employee shall not require any such consent in connection with his (i) passive investment in less than 5% of any class of securities which are required to be registered under Section 12 of the Exchange Act, (ii) passive investment in (a) any securities which are not required to be so registered or (b) any business venture (whether or not for profit) with respect to which securities have not been issued, or (iii) serving on educational, civic or charitable boards or committees or delivering lectures or speeches, or teaching at educational, civic or charitable institutions.

3.	Compensation

As compensation for the performance by the Employee of his obligations hereunder and the agreements made by the Employee herein, during the Employment Period the Company shall pay the Employee a base salary at the annual rate of $218,358 payable pursuant to the Company’s normal payroll schedule as adjusted from time to time, with such increases as may be awarded from time to time by the President and Chief Executive Officer.

4.	Incentive Compensation

Employee shall be entitled to incentive compensation as may be identified in the Company’s Incentive Plan, or in the CEO’s discretion.

5.	Company Stock Option Grant

The Company will grant or cause to be granted to the Employee an option to purchase Shares in an amount and at a price commensurate with and not less than that which may be granted to other similarly situated corporate officers of the Company.

6.	Employment Period

(a)	Except as otherwise set forth in this Section 6, the Employment Period shall commence on the Effective Date and shall terminate 12 months from the Effective Date, or may continue for any such further time period as set forth in Section 6 (b)(v).

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Robert J. Marino

(b)	The Employment Period shall terminate upon the occurrence of any of the following:

(i)	The Employment Period shall terminate as of the date of the Employee’s death. In such case, the estate of the Employee shall be entitled to the balance of salary and incentive due and owned through the term of this Agreement and shall not be entitled to any further compensation or payments under this Agreement.

(ii)	The Company may terminate the Employment Period at any time For Cause. In the event of the termination of the Employment Period pursuant to this paragraph (ii), the Employee shall be entitled to any unpaid base salary due and owed to the date of termination and shall not be entitled to any further compensation or payments under this Agreement.

(iii)	The Company may terminate the Employment Period at any time other than For Cause. In the event of the termination of the Employment Period pursuant to this paragraph, the Employee shall be paid (a) any unpaid base salary, and other amounts including Incentive Compensation, if any, pursuant to Section 4 of this Agreement theretofore earned but not paid, through the date of such termination, and (b) a cash payment, payable within 30 days of the termination, equal to the Employee’s base salary then in effect through the remaining Employment Period, plus 2 years of the Employee’s base salary then in effect. However, at the discretion of the Company, the cash payment referred to above may be paid over a two-year period in equal installments in accordance with the Company’s payroll cycle. The Company will continue to provide medical, dental, LTD, STD, life insurance and other similar benefits through the remaining Employment Period and for a 24 month period following the remaining Employment Period as if employee were still employed.

(iv)	During the Employment Period, the Employee shall be entitled to terminate the Employment. If the Employee terminates the employment for other than Good Reason, the second sentence of paragraph (ii) of this Section 6 (b) shall apply. If the Employee terminates Employment for Good Reason, then the provisions of this Section (6)(b)(iii) shall apply.

(v)	At the end of the initially stated Employment Period should the Company and the Employee fail to reach in good faith mutually agreeable terms with regard to the extension of the Employment Agreement, the Company will pay the Employee a cash payment equivalent to two years of the Employee’s base salary then in effect plus benefits as delineated in section 6(b)(iii). However, at the discretion of the Company, the cash payment referred to above may be paid over a two-year period in equal installments in accordance with the Company’s payroll cycle. Further, if Employee is not notified in writing by the Company 60 days prior to the termination of the initial Employment Period or any subsequent Employment Period of the Company’s intentions as to the renewal of this agreement, the Employee shall have the right, but not the obligation, to terminate this agreement which termination shall be deemed for “Good Reason.”

2000 Employment Agreement

Robert J. Marino

7.	General Release

(a)	In return for any severance payment at the time of a termination, which is not for cause Employee agrees to sign a mutual release substantially in the following format: For and in consideration of the severance payment, and continuation of health benefits through the term of payment of severance, the Employee and all his heirs, administrators, executors, successors, and assigns, does hereby fully and forever release, discharge and acquit the Company, and all officers, directors, employees and subsidiaries, affiliates, attorneys, agents, successors, and assigns the Company from any and all actions, claims, causes of actions, obligations, costs, damages, losses, commissions, liabilities, claims and demands of whatsoever character to the date hereof, including but without limiting the generality of the foregoing releases, any and all causes of action and claims of whatsoever character arising from or in any way related to the employment of the Employee by the Company.

(b)	It is understood and agreed by the Employee that the consideration from the Company is for the settlement of all claims whatsoever, and that the Employee waives any and all claims whatsoever against the Company regarding his employment by the Company, including but not limited to any claims under any federal or state laws, or any common law tort action concerning his employment with the Company.

(c)	It is expressly understood and agreed that this General Release extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected.

(d)	The Company’s release of Employee shall be in a substantially similar format, as that described in section 7 (a).

8.	Other Fringe Benefits

During the Employment Period, the Company shall provide the Employee with all current benefits which he now receives, and all benefits as may be appropriate to an Executive Vice President and as are offered to other senior corporate officers of the Company.

9.	Non-Disclosure

The Employee agrees that all information pertaining to the prior, current or contemplated business of the Company (excluding (a) publicly available information (in substantially the form in which it is publicly available) unless such information is publicly available by reason of unauthorized disclosure and (b) information of a general nature not pertaining exclusively to the Company which would be generally acquired in similar employment with another company) constitutes valuable and confidential assets of the Company. Such information includes, without limitation, information related to trade secrets, technology, supplier lists, customer lists, financing techniques and sources and profit and loss statements of the Company. The Employee shall hold all such information in trust and confidence for the Company and shall not use or disclose any such information for other than the Company’s business.

2000 Employment Agreement

Robert J. Marino

10.	Non-Compete

The Employee agrees that, during the Employment Period and the period of severance commencing upon the termination of Employment, the Employee will not accept employment in a capacity which would result in him directly competing with the business of the Company at the time of the termination of Employment.

11.	Non-Solicitation

Employee agrees that the Employee will not during the Employment Period and for the period of severance after the termination of the Employment directly solicit, (a) then remaining employees of the Company to leave their employment with the company in order to accept employment with another person or entity or (b) then customers of the Company to purchase products or services then sold by the Company from another person or entity without, in either case, the prior written consent of the Board of Directors of the Company.

12.	Arbitration

(a)	Any disagreement, dispute, controversy or claim between the Company and the Employee arising out of or relating to this Agreement, or the interpretation hereof or thereof, or any arrangements relating hereto or thereto or contemplated herein or therein or the breach, termination or invalidity hereof or thereof shall be settled exclusively and finally by arbitration. It is specifically understood and agreed that any disagreement, dispute or controversy which cannot be resolved between the parties, including without limitation any matter relating to the interpretation of this Agreement, may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such disagreement, dispute or controversy would otherwise be considered justifiable or ripe for resolution by a court or arbitral tribunal. The Company and the Employee agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement.

(b)	The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA Arbitration Rules”), except as those Rules conflict with the provisions of this Section 12, in which event the provisions of this Section 12 shall control.

(c)	The arbitration shall be conducted in Virginia. The arbitral tribunal shall consist of a single arbitrator. The Employee and the Company shall appoint that arbitrator directly by delivering a written notice of appointment, signed by the Employee, and a majority of the Board of Directors, to the AAA within thirty days after the notice of intention to arbitrate is filed with the AAA. In the event the Employee and the Company shall fail to appoint a mutually acceptable single arbitrator as provided above, that arbitrator shall be appointed by the AAA and shall be a person who is familiar with the terms and conditions of employment agreements. Any arbitrator appointed by the AAA shall be neutral and subject to disqualification for the reasons specified in Section 19 of the AAA Arbitration Rules.

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Robert J. Marino

(d)	Any decision or award of the arbitral tribunal shall be final and binding upon the Employee and the Company. The Employee and the Company hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The Employee and the Company agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof.

(e)	Conformity to the legal rules of evidence shall not be required in the arbitration. At any oral hearing of evidence in connection with the arbitration, each party thereto or its legal counsel shall have the right to examine its witnesses and to cross-examine such witness, except as the parties to the dispute otherwise agree in writing or except under the extraordinary circumstances where the interests or justice require a different procedure.

(f)	This Section 12 shall not prohibit or limit in any way the Company from seeking or obtaining preliminary or interim injunctive or other equitable relief from a court for a breach or alleged breach of any of the covenants and agreements of the Employee contained in Sections 9, 10 or 11 of this Agreement. Any court order obtained by the Company requiring performance of any such covenant or agreement shall remain in effect until dissolved or modified by the court or until superseded by an arbitral award.

(g)	In light of the disparate economic positions of the Company and Employee the Company hereby agrees to pay Employee’s attorney’s fees and costs as and when such fees and costs are incurred with regard to any dispute or negotiation involving the Employee and the Company.

13.	Severability

Each provision hereof is severable from this Agreement, and if one or more provisions hereof are declared invalid the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Agreement is so broad, in scope or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

14.	Employee’s Right to Contract

Employee represents and warrants to the Company that he is legally free to make and perform this Agreement, that he has no obligation to any other person or entity that would affect or conflict with any of his obligations hereunder, and that the complete performance of his obligations hereunder will not violate any law, regulation order or decree of any governmental or judicial body or contract by which he is bound. The Employee agrees not to use in the course of the Employment any information obtained in the Employee’s employment with any previous employer to the extent that such use would violate any contract by which he is bound or decision, law, regulation, order or decree of any governmental or judicial body.

2000 Employment Agreement

Robert J. Marino

15.	Notice

Any notice to be given hereunder shall be given in writing. Notice shall be deemed to be given when delivered by hand to, or fifteen days after being mailed, postage prepaid, registered with return receipt requested, addressed to:

If to Company:

Telos Corporation (MD)

19886 Ashburn Road

Ashburn, Virginia 20147

If to Employee:

Robert J. Marino

8302 Turnberry Court

Potomac, MD 20854

or to such person or other addresses as either party may specify to the other in writing.

16.	No Waiver

The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every such provision in accordance with the terms of this Agreement.

17.	Entire Agreement

This Agreement contains the entire agreement between parties with respect to employment of Employee by the Company and supersedes any and all prior understandings, agreements or correspondence between the parties. It may not be amended in any respect except by a writing signed by both parties hereto.

18.	Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia.

19.	Assignment

This Agreement shall not be assignable by any party hereto without the written consent of the other, provided, however, that the Company may, without the written consent of the Employee, assign this Agreement to (a) any entity into which the Company is merged or to which the Company transfers substantially all of its assets or (b) any entity controlling, under common control with or controlled by the Company, provided in case of either (a) or (b) such entity agrees to assume the obligations of this agreement in their entirety in writing. In

2000 Employment Agreement

Robert J. Marino

the event of an occurrence of (a) or (b) above without such an assumption, the Employee may terminate this agreement for Good Reason.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized representative and Employee has hereunto set his hand.

Employee:	Telos Corporation (MD):

/s/ Robert J. Marino	By:	/s/ David S. Aldrich
Robert J. Marino

/s/ Betty Darby	/s/ Deborah L. Smith
Witness	Witness